          Filed with the Securities and Exchange Commission on: August 27, 2002.
                                                     Registration No. 333-46106

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM S-3/A

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            DAUGHERTY RESOURCES, INC.
             (Exact name of Registrant as specified in its charter)


                   BRITISH COLUMBIA                                                   NOT APPLICABLE
           (State or other jurisdiction of                                           (I.R.S. employer
            incorporation or organization)                                          identification no.)

                                                                                   WILLIAM S. DAUGHERTY
            120 PROSPEROUS PLACE, SUITE 201                                      DAUGHERTY RESOURCES, INC.
               LEXINGTON, KY 40509-1844                                       120 PROSPEROUS PLACE, SUITE 201
                    (859) 263-3948                                               LEXINGTON, KY 40509-1844
                                                                                      (859) 263-3948
(Address, including zip code, and telephone number, including   (Name, address, including zip code, and telephone number,
   area code, of Registrant's principal executive offices)              including area code, of agent for service)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

-----------------------------------------------------------------------

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

-----------------------------------------------------------------------

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


====================================================================================================================

                                          CALCULATION OF REGISTRATION FEE

===================================================================================================================

      Title of Each               Amount           Proposed Maximum      Proposed Maximum           Amount of
   Class of Securities            to be               Aggregate              Aggregate            Registration
    to be Registered          Registered (1)        Offering Price      Offering Price (1)         Fee (2)(3)
                                                     Per Unit (1)
-------------------------------------------------------------------------------------------------------------------
Common Stock,                     313,491                $0.85                 $266,467                 $24.51
Without par value                  28,500                 0.85                   24,225                   2.23
                                   15,000                 0.85                   12,750                   1.17
                                  106,500                 0.85                   90,525                   8.33
                                  125,000                 0.85                  106,250                   9.78
                             ------------                                       -------                  -----
                                  588,491                                      $500,217                 $46.02
-------------------------------------------------------------------------------------------------------------------


          (1) Plus such indeterminable number of additional shares of common stock as may be issued from time to time as a result of adjustments for any redemption bonus which may be paid in accordance with the "Put Right" provisions of the 10% Convertible Secured Notes.

          (2) Estimated solely for the purpose of calculating the amount of the registration fee and, pursuant to Rule 457(f), based on the average of the high and low sale prices of the Common Stock, as reported on the Nasdaq Small Cap Market on August 23, 2002 paid herewith.

          (3) Paid herewith.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================










                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

                                TABLE OF CONTENTS
                                -----------------

                                                                 Page #
Where You Can Find Information                                   4
Summary Prospectus                                               4
Risk Factors                                                     5
Forward Looking Statement                                        11
Use of Proceeds                                                  11
Description of Securities                                        12
Selling Stockholders                                             14
Plan of Distribution                                             16
Certain Other Information                                        17
Experts                                                          18
Legal Matters                                                    18
Information Required In Prospectus                               19

                  SUBJECT TO COMPLETION, DATED AUGUST 26, 2002

PROSPECTUS

                                 588,491 SHARES

                            DAUGHERTY RESOURCES, INC.

                                  COMMON STOCK

     This Prospectus covers 588,491 shares (the "Shares") of common stock, no par value ("Common Stock") of Daugherty Resources, Inc. that may be offered from time to time by certain stockholders of Daugherty Resources (the "Selling Stockholders"). The Shares may be offered in open market transactions, negotiated transactions, and principal transactions or by a combination of these methods of sale. See "Plan of Distribution".

     275,000 Shares were issued to a Selling Stockholder in various private placements. The balance of the Shares (313,491) are issuable to other Selling Stockholders upon conversion or redemption of the Daugherty Resources' 10% Convertible Secured Notes due July 31, 2004 (the "Notes"), which were also issued in a private placement. The subscription agreements for the private placements granted certain registration rights to the Selling Stockholders. See "Selling Stockholders".

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by Daugherty Resources. Daugherty Resources has agreed to bear all expenses in connection with the registration and sale of the Shares, other than underwriting discounts and selling commissions. Daugherty Resources has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     On August 23, 2002, the last reported sale price of the Common Stock on the Nasdaq Small Cap Market was $0.81. The Common Stock is traded in the Nasdaq Small Cap Market under the symbol "NGAS".

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE BUYING SHARES OF COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this prospectus is not complete and may be changed. Daugherty Resources may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

August 26, 2002

                         WHERE YOU CAN FIND INFORMATION

     Daugherty Resources, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with those requirements, Daugherty Resources files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Daugherty Resources, Inc. reports and other information may be inspected at the Commissions public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of those materials can also be obtained from the Commissions public reference facility at prescribed rates. The materials are also available for inspection and copying at the Commissions regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, as well as the website maintained by the Commission at http:\\www.sec.gov.

     Daugherty Resources has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Commission's public reference facility in Washington, D.C. or copied without charge from its website.

     DAUGHERTY RESOURCES WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON REQUEST, A COPY OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS THERETO) . REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, DAUGHERTY RESOURCES, INC., 120 PROSPEROUS PLACE, SUITE 201, LEXINGTON, KENTUCKY 40509-1844 OR BY TELEPHONE AT (859) 263-3948.

     This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer in that jurisdiction. No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus, in connection with the offer contained in this Prospectus and, if given or made, the information or representation must not be relied upon. Neither delivery of this Prospectus nor any sale made pursuant hereto shall, under any circumstances, create any implication that there has been no change in the information set forth herein.

                               SUMMARY INFORMATION

     The following material is qualified in its entirety by the more detailed information and financial statements appearing in the Daugherty Resources periodic reports incorporated herein by reference.

GENERAL

     Daugherty Resources is a natural resources company with assets in oil and gas, and gold and silver properties. The company changed its name in 1998 from Alaska Apollo Resources, Inc. to Daugherty Resources, Inc. Originally formed in 1979 to develop gold properties in Alaska, Daugherty Resources, through the 1993 acquisition of Daugherty Petroleum, Inc. ("Daugherty Petroleum"), has acquired substantial oil and gas interests in the Appalachian and Illinois Basins.

     Daugherty Resources strategy is to continue to expand its base in oil and gas resources in the eastern part of the United States. To implement this strategy, Daugherty Resources emphasizes the following elements:

- Expand drilling operations. Daugherty Resources intends to continue through drilling partnerships funded by investor and Daugherty Petroleum.

- Acquire producing properties. Daugherty Resources' acquisition efforts are focused on properties that help build oil and gas reserves in areas where Daugherty Resources has established operations or is establishing new operations.

- Pursue geographic expansion. Since 1984 Daugherty Petroleum has drilled and/or operated natural gas wells and oil wells in the Appalachian Basin. There are a number of areas outside the Appalachian Basin where drilling and operating characteristics are similar to those in Appalachia and Daugherty Resources will continue to evaluate opportunities to expand geographically on an ongoing basis.

- Reduce risks inherent in natural gas development and marketing. An integral part of Daugherty Resources strategy has been and will continue to be to concentrate on development, (rather than exploratory) drilling to reduce risk levels associated with natural gas and oil production.

- Expand strategic relationships. By managing drilling programs for itself and other investors, Daugherty Resources is able to share administrative, overhead and other costs with its partners, reducing costs for both.

- Gold and silver properties. It is Daugherty Resources objective to monetize its Alaskan gold and silver properties by 1) seeking a joint venture partner to provide funds for additional exploration of its prospects, and
     2) considering a divestiture of its gold and silver properties. Currently Daugherty Resources has no plans to develop the gold and silver properties by itself.

- Sentra Corporation. Sentra Corporation, a Kentucky corporation, is a 100% owned subsidiary of Daugherty Petroleum having been acquired from William
     S. Daugherty, an individual serving as Director and President of the Daugherty Resources. Sentra owns and operates two natural gas distribution systems in south central Kentucky, serving both residential and commercial customers. Daugherty Petroleum intends to expand Sentra's distribution system in the future to serve more customers.

                                  RISK FACTORS

     An investment in Daugherty Resources, involves certain risks. Prospective investors should carefully review the following factors together with the other information contained in this prospectus prior to making an investment decision.

REVENUE FROM DAUGHERTY RESOURCES OIL AND GAS PROPERTIES OFTEN DEPENDS ON FACTORS BEYOND OUR CONTROL

     The profitability of Daugherty Resources' oil and gas operations depends upon factors which are beyond our control, including:

- Natural gas and crude oil prices, which are subject to substantial fluctuations as a result of variations in supply and demand and seasonality;

- Future market, economic and regulatory factors which may materially affect Daugherty Resources sales of gas production; and

-    Business practices of our competitors in the oil and gas operating sector.

DAUGHERTY RESOURCES CURRENT RESERVES MAY PROVE INADEQUATE

     Unless Daugherty Resources acquire additional properties containing proven reserves or Daugherty Resources conducts successful exploration and development activities, or both, our reserves will decline as they are produced. This, in turn, will reduce cash flow for future growth and reduce assets which may be pledged as security to obtain growth capital and credit facilities.

DAUGHERTY RESOURCES GOLD AND SILVER PROPERTIES ARE CURRENTLY NOT PROFITABLE

     The Apollo-Sitka claims and mill site and the Shumagin claims, referred to as the Unga Island Project is located 579 miles southwest of Anchorage, Alaska, on Unga Island, one of the Shumagin Islands on the easterly island group in the Aleutian Chain. The properties cover 381 acres, and are situated on 15 federal patented lode claims and one federal patented mill site claim (the "Apollo-Sitka Claims", which consist of approximately 280 acres) and six state of Alaska claims (the "Shumagin Claims", which consist of approximately 101 acres).

     The Shumagin Claims are located approximately 2.5 miles north of the Apollo-Sitka Claims and consist of six State of Alaska claims. They are connected to the Apollo-Sitka Claims by a three-mile road. Gold and silver mineralization was encountered on the Shumagin Claims in 1983 when Daugherty Resources diamond drilled 3,190 feet.

     Daugherty Resources has no current plans to develop the gold and silver properties itself and has been seeking either a joint venture partner to provide funds for additional exploration of its prospects or a buyer of the gold and silver properties. Joint development of the properties or finding a viable buyer will depend upon the anticipated profitability with respect to potential production activities and affected by the price of gold and silver, which in turn, is affected by factors such as inflation, interest rates, currency rates, global crises and other factors beyond the control of Daugherty Resources or a potential joint venture partner or buyer.

     Daugherty Resources has not had any revenues from our gold and silver properties and may never be able to realize any revenues from the properties. Further, during each year Daugherty Resources must expend funds to maintain the validity of the title to our gold and silver exploration properties. Daugherty Resources may never be able to put our gold and silver properties into production, and Daugherty Resources may never be able to generate a profit from their operations.

DOMESTICATION

     Daugherty Resources is currently organized under the laws of the province of British Columbia, Canada. It is the intention of Daugherty Resources management to change its jurisdiction of incorporation from British Columbia to Delaware in a transaction known as "Domestication" under Delaware law (the "Domestication"). Upon the effectiveness of the Domestication, Daugherty Resources will become a Delaware corporation as if Daugherty Resources had originally been incorporated in that jurisdiction and Daugherty, as it currently exists, will be dissolved in British Columbia. In order to accomplish domestication Daugherty Resources must obtain the approval of at least three quarters the majority of its stockholders at a special meeting of shareholders which management expects to hold in the winter of 2002-2003. In conjunction with soliciting stockholder approval Daugherty Resources must file a Joint Proxy Statement/Prospectus and Form S-4 Registration Statement with the Securities and Exchange

Commission, obtain approval from the British Columbia Registrar of Companies and file a Certificate of Domestication with the state of Delaware prior to the domestication becoming effective. Daugherty Resources anticipates that the domestication will be effective no later than July 31, 2003. The Domestication, if approved and implemented as expected, is intended to enhance stockholder value over the long term by facilitating capital formation, enhancing the marketability of the Common Stock by raising Daugherty Resources' profile in the capital markets and easing the income tax and accounting complexities associated with multi-jurisdictional operations.

THE DOMESTICATION MAY RESULT IN ADVERSE TAX CONSEQUENCES FOR CERTAIN HOLDERS OF DAUGHERTY RESOURCES SECURITIES

     Gain or loss under Internal Revenue Code Sec. 1001. Although the matter is not free from doubt, for United States income tax purposes, the Domestication should not result in the recognition of gain or loss under Internal Revenue Code Sec. 1001 to holders of Daugherty Resources convertible notes, warrants and options. The IRS or the courts could disagree with this characterization of the result to holders of convertible notes, warrants and options and instead treat the transaction in connection with these instruments as a taxable exchange. In that event, each United States holder of convertible notes, warrants or options would recognize gain or loss on the exchange equal to the difference between the fair market value of Daugherty Resources convertible notes, warrants and options after the domestication and the adjusted tax basis of Daugherty Resources convertible notes, warrants or options. The recognized gain or loss would be capital gain or loss if the instruments are held as capital assets and the instruments are held for more than one year. If those conditions are satisfied, resulting net gains would be taxable at lower preferential rates.

THERE ARE SEVERAL DIFFERENCES IN SHAREHOLDER'S RIGHTS UNDER DELAWARE AND BRITISH COLUMBIA LAW

     There are a substantial number of differences between the British Columbia Company Act ("BCCA") and the General Corporation Law of the State of Delaware ("DGCL") and between Daugherty Resources' current memorandum and articles under British Columbia law and Daugherty Resources proposed certificate of incorporation and bylaws under Delaware law. These differences include, the percentage of shares needed to approve matters submitted to a shareholder vote, the ability to require supermajority voting, the ability to provide for cumulative voting, restrictions on business combinations with related parties, the percentage of shareholders needed to act by written consent without a meeting, the right to appoint more than one class of directors, the types of transactions for which statutory appraisal rights are available, the liability and qualification of corporate directors and the remedies for oppression with respect to corporate security holders. In addition to the differences embodied in the applicable governing statutes, there are also differences between the company's memorandum and articles under British Columbia law and the certificate of incorporation and bylaws of the company as a Delaware corporation. These include the capitalization of the two corporations, the directors' power to adopt bylaws without shareholder approval, the expanded limitations on director liability, and the ability of the shareholders to take action without meeting.

     The articles of a British Columbia corporation can only be amended upon the approval by a three-forths majority of the votes cast, whereas the DGCL and the company's certificate of incorporation confer upon the Board of Directors the power to adopt, amend or repeal its bylaws (which may also be adopted, amended or repealed by simple majority vote of the shareholders). The BCCA generally requires that a greater number and diversity of corporate matters be approved by a vote of shareholders than is required by the DGCL. A Delaware corporation may set forth in its certificate of incorporation any greater majority ("supermajority") vote requirement than required by law, thereby helping to assure that the status quo of the matter voted upon is maintained. The company's certificate of incorporation under the DGCL does not contain supermajority vote requirements. Under the BCCA, an amendment to a corporation's memorandum requires the approval of a three-forths majority of the votes cast. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the approval of a majority of the outstanding stock entitled to vote, unless such level of approval is increased by the certificate of incorporation. The BCCA requires all meetings of shareholders to be held in British Columbia unless consent of the British Columbia Registrar of Companies is otherwise obtained. The DGCL provides that meetings of the shareholders shall be held at any place in or out of Delaware as may be designated by or in the manner provided in a corporation's bylaws. The company articles presently provide that a quorum for shareholders' meetings consist of at least two shareholders, present in person or by represented by proxy, holding at least 10 percent of the shares entitled to vote. In accordance with the DGCL, the bylaws of the company as a Delaware corporation provide that a quorum consists of a majority of shares entitled to vote, present in person or represented by proxy. The BCCA does not provide for cumulative voting. While the DGCL provides for cumulative voting, it does not require that cumulative voting be made available to shareholders. The company's certificate of incorporation under the DGCL does not provide for cumulative voting. In accordance with the BCCA, the company's articles provide that one or more shareholders of the company holding not less than five percent of the issued voting shares of the company may give notice to the directors requiring them to call and hold a general meeting. The DGCL provides that a special meeting of the shareholders, for any purpose, may be called by the Board of Directors or by such person as may be authorized by the certificate of incorporation or bylaws. The BCCA and the Securities Act (British Columbia) S. B. C. of proxy for use by every shareholder entitled to vote at such meeting, as well as an information circular containing prescribed information regarding the matter to be delt with at and conduct of the general meeting. The DGCL does not require a corporation, such as the company, to solicit proxies or provide information regarding matters to be dealt with at meetings other than a special meeting in which case notice of the special meeting must state the purpose for which the meeting was called. The DGCL permits, but does not require, the adoption of a classified Board of Directors with staggered terms, with each class serving staggered two or three year terms after the initial term. The BCCA does not specifically provide for the adoption of a classified Board of Directors, although, presumably, the articles of a British Columbia corporation include such provisions. Under the DGCL, directors may generally be removed, with or without cause, by a vote of the holders of a majority of the shares being voted. Under the BCCA, directors may be removed, with or without cause, upon three-fourths majority vote of shareholders. The BCCA provides that every director of a corporation, in exercising his powers and performing his functions, shall act honestly and in good faith in the best interests of the corporation and shall exercise the care, diligence and skill of a reasonably prudent person. Delaware case law has developed a similar duty of loyalty and duty of care, which applies to actions by directors. In accordance with the provisions of the BCCA, the company's articles generally provide for the mandatory indemnification of any director, officer, employee or agent of the company against all costs, charges and expenses, including attorney's fees, settlement amounts and amounts paid to satisfy a judgment, incurred by reason of his position with the company if he acted honestly and in good faith with a view to the best interests of the company and exercised the care, diligence and skill of a reasonably prudent person and with respect to any criminal action, he had reasonable grounds for believing that his conduct was lawful. The bylaws of the company as a Delaware corporation provide that the company will indemnify each director, officer and employee to the fullest extent permitted by the DGCL.

PROVISIONS OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE AND DAUGHERTY RESOURCES PROPOSED CERTIFICATE OF INCORPORATION AND BYLAWS MAY CONTAIN ANTI-TAKEOVER PROTECTIONS

Some provisions of the General Corporation Law of the State of Delaware and of Daugherty Resources anticipated certificate of incorporation and bylaws may be deemed to provide anti-takeover protections. These include allowance of the issuance of "blank check" preferred stock and advance notice requirements for director nominations and actions to be taken at annual meetings. Those provisions may impede any merger, consolidation, takeover or other business combination involving Daugherty Resources or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Daugherty Resources. See "Description of Registrants Securities"

SHARES ELIGIBLE FOR FUTURE SALE MAY AFFECT THE MARKET PRICE OF DAUGHERTY RESOURCES COMMON STOCK

     Sales of substantial amounts of Daugherty Resources common stock in the public market following the completion of the offering described in this prospectus could have a materially adverse effect on the market price of Daugherty Resources common stock. As of August 14, 2002, there were 5,475,670 shares of Daugherty Resources common stock issued and outstanding. Upon completion of the offering 588,491 additional shares of Daugherty Resources common stock will be immediately eligible for public resale without restrictions. Sales of substantial amounts of Daugherty Resources common stock in the public market, or the perception that substantial sales could occur, could adversely affect prevailing market prices of Daugherty Resources common stock.

     Daugherty Resources has 5,015,156 shares of Daugherty Resources common stock reserved for issuance upon the conversion of preferred stock and the exercise of warrants and options. These securities are convertible or exercisable at prices that range from fixed prices of $1.25 to $4.50 per share and variable prices depending on the market price of Daugherty Resources common stock and expire on various dates extending to May 11, 2005. There could be a total of 4,819,934 shares of unrestricted common stock available within 60 days of the date of this prospectus through the conversion of preferred stock or exercise of warrants and options. The exercise or conversion of these securities, and the resale of the underlying shares of Daugherty Resources common stock, including those being registered herein, could have a dilutive effect on the prevailing market price of Daugherty Resources common stock.

DAUGHERTY RESOURCES DOES NOT ANTICIPATE THE PAYMENT OF ANY CASH DIVIDENDS ON DAUGHERTY RESOURCES COMMON STOCK

     Daugherty Resources has never paid cash dividends on Daugherty Resources common equity securities. Daugherty Resources current policy is to retain earnings, if any, to finance the anticipated growth of Daugherty Resources' business. Any further determination as to the payment of dividends will be made at the discretion of Daugherty Resources board of directors and will depend upon Daugherty Resources operating results, financial condition, capital requirements, general business conditions and other factors as Daugherty Resources board of directors deems relevant. Daugherty Resources may produce credit from third parties for additional capital for expansion and business development activities. It is likely that any credit facility Daugherty Resources enter into may limit or restrict Daugherty Resources ability to pay cash dividends on Daugherty Resources common stock. In the event that the domestication is effected, it is anticipated that the dividend policy of Daugherty Resources as a Delaware corporation will be the same as Daugherty Resources current policy. The preferred stock is eligible for non-cumulative ordinary dividends prior and in preference to shares of Daugherty Resources common stock, when and if declared by Daugherty Resources board of directors. We have never paid a dividend on preferred stock

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE DUE TO AN INEFFICIENT PUBLIC MARKET AND MARKET FLUCTUATIONS

     Shares of our common stock are currently traded on the Nasdaq Small Cap Market. The Nasdaq Small Cap Market may not provide an active public market for the common stock. The market price of our common stock could be subject to significant response to variations in results of operations and other factors. In addition, the equity markets in recent years have experienced price and volume fluctuations that often have been unrelated and disproportionate to the operating performance of companies; the price of common stock could be affected by such fluctuation.

SHARES OF DAUGHERTY RESOURCES COMMON STOCK ARE "PENNY STOCKS"

     The shares of Daugherty Resources common stock are "penny stocks" as defined in the Exchange Act. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of Daugherty Resources common stock being registered under this prospectus. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of Daugherty Resources shares to regulations, which impose sales practice requirements on broker-dealers. For example, broker-dealers selling penny-stocks must, prior to effecting the transaction, provide their customers with a document, which discloses the risks of investing in penny stocks.

     Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the Commission's rules may limit the number of potential purchasers of Daugherty Resources shares of common stock. Moreover, various state securities laws impose restrictions on transferring "penny stocks", and as a result, investors in Daugherty Resources common stock may have their ability to sell their shares impaired.

DAUGHERTY RESOURCES SHARES COULD BE DELISTED FROM THE NASDAQ SMALL CAP MARKET

     Although shares of Daugherty Resources common stock are currently traded on the Nasdaq Small Cap Market, an active trading market may not be sustained. The Nasdaq Small Cap Market recently approved changes to the standards for companies to become listed on the Nasdaq Small Cap Market including, new corporate governance standards, a new requirement that the market price of the shares must remain above $1.00 per share or else the shares will be delisted from the Nasdaq Small Cap Market. If the shares of Daugherty Resources common stock are delisted, then the shares would be quoted on the OTC Bulletin Board. Daugherty Resources plan on having the shares of Daugherty Resources common stock quoted for sale on the Nasdaq Small Cap Market following the domestication. Consequently, all of the requirements with respect to continued listing on the Nasdaq Small Cap Market which existed prior to the domestication will apply after the domestication. In an effort to comply with the market price requirement for the shares of Daugherty Resources common stock, on June 22, 1998 Daugherty Resources consolidated Daugherty Resources capital stock on a one share for five shares basis. The immediate effect of the consolidation was to place the market price for the shares of Daugherty Resources common stock above $1.00 until August 7, 1998.

     On November 15, 1998, Nasdaq notified us that Daugherty Resources did not meet the $1.00 minimum bid price requirement for continued listing on the Nasdaq Small Cap Market. Daugherty Resources was granted a 90-day grace period, expiring on February 5, 1999 to regain compliance. Daugherty Resources did not regain compliance during the grace period and Daugherty Resources subsequently requested a hearing. Daugherty Resources bid price closed above $1.00 per share on March 19, 1999 and has continued above $1.00 per share ever since. On April 15, 1999, Daugherty Resources had a hearing before Nasdaq. On May 19, 1999, Nasdaq notified us that since Daugherty Resources was in compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Small Cap Market, Daugherty Resources would not be delisted. On February 14, 2002, Daugherty Resources was notified by Nasdaq that it failed to maintain a minimum bid price of $1.00 for 30 consecutive trading days pursuant to Market place rule 4310(c)(4). On June 26, 2002, Nasdaq notified Daugherty Resources that the closing bid price had been $1.00 or greater for at least 10 consecutive trading days and that

Daugherty had regained compliance. On August 7, 2002 Daugherty Resources was notified by Nasdaq that it's stock had closed below the minimum $1.00 per share requirement and that Daugherty Resources would have 180 calendar days or until February 3, 2003. If the bid price closes at $1.00 per share for a minimum of 10 consecutive trading days will be in compliance with marketplace Rule 4310(c)(8)(D). If compliance cannot be demonstrated by February 3, 2002, but Daugherty Resources otherwise meets the initial listing criteria under market Rule 4310(c)(2)(A) (i.e. (i) stockholder equity of $5 million; (ii) market value of listed securities of $50 million; or (iii) net income from continuing operations of $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years) Daugherty Resources will be granted an additional 180 calendar day grace. If the minimum bid price for Daugherty Resources common stock falls below $1.00 per share for the stated period, there is the possibility that Daugherty Resources will again face delisting from the Nasdaq Small Cap Market.

THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS

     This Form 10-KSB contains forward-looking statements within meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other conditions in the oil and gas industry, our ability to make and integrate acquisitions and the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

-    A decline in oil and/or gas production or prices.

-    Incorrect estimates of required capital expenditures.

- Increases in the cost of drilling, completion and gas collection or other costs of production and operations.

-    An inability to meet growth projections.

-    Growth regulations.

-    Other risk factors discussed or not discussed herein.

     In addition, the words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions, as they relate to Daugherty Petroleum and/or Daugherty Resources, our business or our management, are intended to identify forward-looking statements.

     Daugherty Resources believes that the expectations reflected in the forward-looking statements and the basis of the assumption of such forward-looking statements are reasonable. However, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this document may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

     Daugherty Resources claims the protection of the safe harbor for forward-looking statements combined in the Private Securities Litigation Reform Act of 1995 for these statements. You should consider these risks when you purchase our common stock.

                                 USE OF PROCEEDS

     The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus (see "Selling Stockholders"). All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of common stock. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares and Daugherty Resources will not receive any part of the proceeds from such sales of common stock.

                      DESCRIPTION OF REGISTRANTS SECURITIES

General

     Daugherty Resources is authorized to issue up to 100,000,000 shares of the Common Stock, without par value, and 5,000,000 shares of the Preferred Stock, without par value ("Preferred Stock"). As of August 23, 2002, there are 5,475,670 shares of the Common Stock issued and outstanding.

     Immediately after Domestication, the authorized capital stock of Daugherty Resources will consist of 100,000,000 shares of Common Stock, with par value of $0.001 per share, of and 5,000,000 shares of Preferred Stock, with a par value of $0.001 per share.

COMMON STOCK

     Subject to the rights of holders of the Preferred Stock then outstanding, holders of the Common Stock are entitled to receive any dividends that may from time to time be declared by the Board of Directors of Daugherty Resources. Holders of the Common Stock are entitled to one vote per share on all matters on which the holders of the Common Stock are entitled to vote. Because holders of the Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors. The articles of Daugherty Resources provide that a quorum for shareholders' meetings consist of at least two shareholders present in person or proxy holding at least 10 percent of the shares entitled to vote. Common stock is the only class of stock entitled to vote. Preferred shares are entitled to file a dissent to the domestication.

     Holders of the Common Stock have no preemptive rights to subscribe for any additional securities that Daugherty Resources may issue, and there are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by Daugherty Resources. All shares of the Common Stock to be outstanding upon completion of will be legally issued, fully paid and nonassessable. Upon the liquidation, dissolution or winding up of Daugherty Resources, holders of the Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of Daugherty and, subject to the rights of holders of any outstanding shares of Preferred Stock.

     The selling shareholders acquired a total of 588,491 shares of common stock in private placement transactions and in accordance with the terms of that offering transactions are being registered herein.

10 PERCENT CONVERTIBLE SECURED NOTES

     On June 30, 1999, Daugherty Resources issued Daugherty Resources 10 percent Convertible Secured Notes ("Notes") to a limited number of investors, who purchased $850,000 of Daugherty Resources convertible Notes as of September 30, 1999, in a private placement conducted in reliance on Regulation D of the Securities Act.

     The proceeds from the offering of the convertible notes allowed us to increase natural gas reserves and revenues by providing capital to be used for the explicit purpose of drilling proven locations and acquiring proved producing properties. The first $100,000 of the net proceeds from the offering of the convertible notes was used to finance Daugherty Resources share of drilling and completion costs for natural gas drilling operations in the Appalachian Basin. Net proceeds in excess of the first $100,000 was applied to finance the acquisition of percentage working interests in producing oil and gas properties located in Knox County, Kentucky. Additional net proceeds were added to working capital for future drilling, recovery or acquisition programs.

     The convertible Notes have the following characteristics:

     -    Issued at 100 percent of their respective principal amounts;

     - Interest will accrue at a rate of 10 percent per annum from the date of issuance until maturity;

     - Interest payments will be due and payable semi-annually until maturity;

     - Convertible at the options of the holder at any time, unless previously redeemed, into Daugherty Resources common stock at a conversion rate to be established at 125 percent of the average between the high and low bid prices of Daugherty Resources common stock on the Nasdaq Small Cap Market for each of the 10 trading days immediately preceding the closing, subject to adjustment in some events. This conversion rate was established at 368.8132 shares of Common Stock per each $1.00 principal amount of Notes purchased;

     - Each holder has a right to require us to redeem the security 18 months after the closing at a price equal to 100 percent of the principal amount of the convertible note, plus accrued interest, each payable in cash, plus a premium equal to 25 percent of the principal amount of the convertible note, payable in shares of Daugherty Resources common stock, determined by dividing that amount by the prevailing market price of Daugherty Resources common stock;

     - Daugherty Resources may redeem the convertible notes at any time following 18 months after the closing at a price equal to 100 percent of their principal amount, plus accrued interest, payable in cash;

     - The convertible notes are guaranteed by Daugherty Petroleum, which collateralized the guarantee by granting a security interest in its mining interests; However, Daugherty Petroleum may provide substitute collateral in the form of specified oil and gas interests upon the occurrence of some events; and

     - No sinking fund is required to be established for the redemption of Daugherty Resources convertible notes.

     The shares of Daugherty Resources common stock which may be issued upon the conversion of Daugherty Resources convertible notes are being registered under the Securities Act by means of the registration statement of which this prospectus is a part.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

     The Certificate of Incorporation and the Bylaws of Daugherty Resources to be in effect after the Domestication contain provisions that could have an anti-takeover effect. These provisions may discourage certain types of transactions that may involve an actual or threatened change of control of Daugherty Resources.

     The Board of Directors will have broad powers to fix by resolution the powers, preferences and rights of new series of Preferred Stock. This power could be used to create a class of Preferred Stock that, because of its rights, could discourage a potential takeover. Additionally, the Bylaws will give the Board of Directors power to fill vacancies on the Board without shareholder approval. As a result, an incumbent Board, not a potential bidder, would have control over board positions in the period between annual meetings of stockholders. Finally, the Bylaws will provide for an advance notice procedure governing business to be brought before an annual meeting of stockholders, which could discourage a potential bidder from taking action at a meeting.

     After the Domestication, Daugherty Resources will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business transaction" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" generally includes a merger, asset or stock sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within the three prior years did own) 15% or more of a corporation's outstanding voting stock.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by an appropriate provision in its certificate of incorporation. Daugherty Resources Certificate of Incorporation will contain this exclusion for William S. Daugherty, the Chairman and Chief Executive Officer of Daugherty Resources.

EXCHANGE AGENT, TRANSFER AGENT AND REGISTRARS

     The Exchange Agent, Transfer Agent and Registrar for exchange of stock certificates is Pacific Corporate Trust Company.

DIVIDEND POLICY

     Daugherty Resources has never paid cash dividends on the Common Stock. Daugherty's Resources current policy is to retain earnings, if any, to finance the anticipated growth of its business. Any future determination to pay dividends on the Common Stock will be at the discretion of the Board of Directors and will depend upon Daugherty Resources' operating results, financial condition, capital requirements, general business conditions and any other factors that the Board of Directors deems relevant, subject to restrictions that may be included in the agreements governing Daugherty Resources' credit facilities. Daugherty Resources has not paid any dividends on the preferred stock.

                              SELLING STOCKHOLDERS

     The following table sets forth (i) the name of each Selling Stockholder,
(ii) the total number of shares of Common Stock owned beneficially by each Selling Stockholder as of the date of this Prospectus, including shares issuable upon conversion or redemption of the Convertible Notes, (iii) the number of Shares to be offered for the account of each Selling Stockholder and (iv) the number and percentage of shares of Common Stock to be owned by each Selling Stockholder after giving effect to this offering.

                                                                                       NUMBER AND
                                  NUMBER OF SHARES                                   PERCENTAGE OF
                                    BENEFICIALLY              NUMBER OF              SHARES TO BE
                                   OWNED/PRIOR TO           SHARES TO BE            OWNED AFTER THE
NAME                                OFFERING (1)               OFFERED                OFFERING (2)
------------------------------   -------------------    --------------------    ----------------------

Convertible Note Holders:                                                           NUMBER     PERCENT
                                                                                    ------     -------
Trust Company of America                     18,440                  18,440              0           0
C/F Forrest E. Coyle

Trust Company of America                     18,440                  18,440              0           0
C/F John T. Bytella

Trust Company of America                     18,440                  18,440              0           0
C/F Fredrick O. Wheeler

Trust Company of America                     18,440                  18,440              0           0
C/F William Lane Letsch

Merelene V. Bytella,                         18,440                  18,440              0           0
Trustee, Mabel C. Bowie
Revocable Trust, u/a dtd
04/26/93

Trust Company of America                      9,220                   9,220              0           0
C/F Augistine V. Rampola

Trust Company of America                      9,220                   9,220              0           0
C/F Margaret J. Klalo

Trust Company of America                     36,881                  36,881              0           0
C/F Mary Derusha Maddrey
(1)

Trust Company of America                     18,440                  18,440              0           0
C/F Basilios D. Kouroupis

Trust Company of America                      9,220                   9,220              0           0
C/F Albert D. Chopey

Trust Company of America                     18,440                  18,440              0           0
C/F John Kouroupis

Trust Company of America                     18,440                  18,440              0           0
C/F Paul G. Kennedy

Trust Company of America                      9,220                   9,220              0           0
C/F John J. Ascenzi

Trust Company of America                     36,881                  36,881              0           0
C/F Ronald N. Shore




Trust Company of America                     18,440                  18,440              0          0
C/F Bernard N. O'Donnell

Karl and Sue Avellar,                        18,440                  18,440              0          0
Trustee, Karl Avellar Revocable Trust

Brian E. Steward                              9,220                   9,220              0          0

Trust Company of America                      9,220                   9,220              0          0
C/F Stephen G. Konsowski

Capital Advisors Group                      125,000                 125,000              0          0

Calapasas Investment Partnership             28,500                  28,500              0          0

Joso, S. A.                                  15,000                  15,000              0          0

Opportunity Partner, L. P.                  106,500                 106,500              0          0

                                 -------------------    --------------------    ----------------------
Total                                       588,482                 588,491              0          0


-----------------------
(1) Beneficial ownership is determined in accordance with the Commission's rules and generally includes voting or investment power with respect to securities.

(2) Assumes that all of the shares held by the selling stockholder and being offered under this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

The information set forth in the foregoing table was provided to Daugherty Resources by the Selling Stockholders. None of the selling stockholders has had any position or other material relationship with Daugherty Resources or its affiliates during the last three years.

     The Shares being offered for the accounts of the Note holders are issuable upon conversion or redemption of the Notes. The Indenture for the Notes provides that a holder may convert his Note at any time, unless previously redeemed, into Common Stock at a conversion rate of 368.8132 shares of Common Stock per each $1,000 principal amount of the Notes, subject to adjustment in certain events. The Indenture also provides that each Note holder, at his option, exercisable during the ten-day period commencing October 17, 2000, may require Daugherty Resources to redeem his Note on December 17, 2000 at a redemption price equal to 100% of the principal amount of the Note, together with accrued interest on the Note through that date, each payable in cash, plus a premium equal to 25% of the principal amount of the Note, payable in Shares, determined by dividing that amount by the prevailing market price of the Common Stock. During the 10 day exercise period no Note holder exercised their option to have his or her note redeemed.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, any of the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom they act as agent, or both. The Selling Stockholders and any underwriters, dealers or agents who participate in the distribution of the Shares may be deemed to be underwriters, and any profits on the sale of the Shares by them and any discounts, concessions or commissions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of the Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the aggregate amount of the Shares being offered and the terms of the offering, including the names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed, reallowed or paid to dealers. The Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement may be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares.

     The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and their underwriters or dealers.

     The Selling Stockholders and any other person participating in a distribution of Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-3, 10b-6 and 10b-7, which may limit the timing of sales of Shares by the Selling Stockholders and any other distribution participant. Furthermore, pursuant to Rule 10b-6 under the Exchange Act, any person engaged in a distribution of Shares may not simultaneously engage in market-making activities with respect to the particular Shares being distributed for a period of nine business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

     Daugherty Resources will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions, fees and discounts of underwriters, dealers and agents. Daugherty Resources has also agreed to indemnify the Selling Stockholders and any underwriters they may utilize against certain liabilities, including liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless they have been registered for sale in those states, or unless an exemption from registration or qualification is available and is obtained.

                            CERTAIN OTHER INFORMATION

     This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information about Daugherty Resources, reference is made to the Registration Statement, which may be obtained from Daugherty Resources or inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth on page 2 of this Prospectus.

     The following documents filed by Daugherty Resources with the Commission are incorporated herein by reference:

     (a) Annual Report of Daugherty Resources, Inc. on Form 10-KSB for the year ended December 31, 2001.

     (b) Quarterly Reports of Daugherty Resources, Inc. on Form 10-QSB for the quarters ended March 31, 2002, and June 30, 2002.

     (c)  Proxy Statement and Information Circular dated May 15, 2002.

     (d) All documents filed by Daugherty Resources after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all Shares offered hereby have been sold or deregistering any Shares then remaining unsold. All of these documents will be deemed to be incorporated herein by reference and to be a part hereof from their respective filing dates.

     Any statement contained in a document incorporated in this Prospectus by reference shall be modified or superseded by the statement contained in this Prospectus to the extent the statement in this Prospectus modifies or supersedes any statement incorporated herein by reference.

                                     EXPERTS

     The Consolidated Financial Statements of Daugherty Resources incorporated herein by reference to Daugherty Resources Annual Report on Form 10-KSB for the year ended December 31, 2001 were audited by Kraft, Berger, Grill, Schwartz, Cohen & March LLP, independent auditors of Daugherty Resources.

                                  LEGAL MATTERS

     The validity of the issuance of the Shares being offered hereby has been passed upon for us by Gary M. Smith, Esq., Attorney-at-Law.















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                                       18

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by Daugherty Resources in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

      SEC registration fee......................................$       124.85
      Printing and copying costs................................        250.00*
      Legal fees................................................      4,000.00*
      Accounting fees...........................................        500.00*
      Miscellaneous.............................................      1,000.00*
      Federal Taxes.............................................          0
      State Taxes...............................................          0
      State Fees................................................        268.34
      Trustee Fees..............................................          0
      Transfer Agent Fee........................................        550.00*
                                                                ---------------
               Total............................................$     6,693.19*
                                                                ===============
      ----------------------

      * Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Bylaws of Daugherty Resources in effect after the Domestication provide for Daugherty Resources' indemnification of officers, directors and controlling persons to the full extent provided in the General Corporation Law of Delaware (the "DGCL"). Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under
Section 145 of the DGCL is limited in a proceeding by or in the right of the corporation to expenses (including attorneys fees) incurred in connection with the proceeding. In either case, no indemnification shall be made if the indemnified person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and to the extent, the Delaware Court of Chancery or other court in which the proceeding was brought, despite the adjudication of liability determines such person is entitled to indemnity.

     Section 145 of the DGCL provides that the indemnity obligations of a corporation shall only arise if authorized by (i) a majority of a quorum of directors who are not a party to the proceeding, (ii) independent legal counsel to the corporation if a quorum of directors is not obtainable, (iii) independent legal counsel to the corporation if a quorum of directors is obtainable and the directors direct counsel to make the determination or (iv) the stockholders. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity.

     Delaware corporations also are authorized under the DGCL to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Daugherty Resources currently has no directors' and officers' liability insurance in effect.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   Exhibit
   Number         Description of Exhibit
   ------         ----------------------

        5(a)     Opinion of Gary M. Smith, Esq.

        23.1     Consent of Independent Auditors

        24.1     Powers of Attorney.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



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                                       20

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            Daugherty Resources, Inc.


                                            By     /s/ William S. Daugherty
                                               ---------------------------------
                                                   William S. Daugherty
                                                   Chairman of the Board


August 15, 2002

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


           SIGNATURE                                 TITLE                               DATE

                                    Chairman of the Board, President, Director      August 15, 2002
William S. Daugherty                             of the Registrant
--------------------
WILLIAM S. DAUGHERTY

                                            Director of the Registrant              August 15, 2002
James K. Klyman *
---------------
JAMES K. KLYMAN

                                            Director of the Registrant              August 15, 2002
Charles L. Cotterell *
--------------------
CHARLES L. COTTERELL

                                                                                    August 15, 2002
*By /s/ William S. Daugherty
    ------------------------
       William S. Daugherty
       Attorney-in-Fact






                                       21